CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
New Century Financial Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 of New Century Financial Corporation of our report dated
January 26, 1999, with respect to the consolidated balance sheets of New Century Financial Corporation and subsidiary as of December 31, 1998 and
1997 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which appears in the December 31, 1998 annual report on Form 10-K dated March 30, 1999 of New Century Financial Corporation.

                                        /s/ KPMG LLP
                                        KPMG LLP

Orange County, California
June 28, 1999